News Release

For Immediate Release:	For More Information,
February 6, 2025	Contact: Hillary Kestler
704-644-4137

First Bank Appoints New Chief Executive Officer

The Board of Directors of First Bancorp (NASDAQ - FBNC), the parent company of First Bank (the “Bank”), today announced the promotion of G. Adam Currie from President to Chief Executive Officer (CEO) of the Bank. Currie will replace Michael G. Mayer, who will remain as President of First Bancorp until early 2026.

“This transition is the culmination of a succession plan that has been in place for many years,” said Richard H. Moore, Chief Executive Officer and Chairman of the Board of Directors of First Bancorp. “It is my privilege to hand over the reins to Adam at this stage of our Company’s 90-year history. He has demonstrated his astute knowledge of our business and industry and has been instrumental in positioning First Bank for another 90 years of success.”

Currie served as President of the Bank since November 2023. Previously, he was Chief Banking Officer beginning in 2021 and served as a Regional President for the prior six years. He was hired to expand the Bank’s presence into Charlotte in 2015 after serving as a Managing Director of the Financial Institutions Group at PNC Capital Markets and Chief Operating Officer of Commercial Markets at RBC Bank. He started his career in banking at Bank of America. He has been a key driver of the Bank’s success in multiple regions of our footprint as his territory has expanded over his tenure at the Bank.

“I am honored to assume the role of CEO at First Bank and grateful to lead a company committed to serving our customers, our shareholders, our communities, and each other. As we look to the future, First Bank is poised to thrive thanks to the hard work and insight of Mike Mayer over the last eleven years as CEO. I look forward to continuing the Bank’s legacy and guiding this company into its next period of growth,” said Mr. Currie.

Mr. Moore added, “This is an exciting time for First Bank as we see our succession plan come to fruition. Our Board looks forward to supporting Adam as he takes this Company into its next phase.”

Currie, born and raised in Charlotte, NC and currently located in Greensboro, NC, holds a Bachelor of Arts degree in Economics from the University of North Carolina at Chapel Hill and is a graduate of the Graduate School of Banking program at Louisiana State University.

First Bancorp also announces that it, First Bank (collectively, the “Companies”), and Mr. Mayer have entered into an Amended and Restated Employment Agreement, effective February 7, 2025 reflecting the change in Mr. Mayer’s title and responsibilities. The Companies and Christian Wilson also have entered into an Employment Agreement, effective February 7, 2025, setting forth the terms of his role as Chief Operating Officer.

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $12.2 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 113 branches in North Carolina and South Carolina. First Bank also provides SBA loans to customers through its nationwide network of lenders - for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.